Exhibit 15.A.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Corpbanca on Form 20-F of our report dated January 14, 2004, except for Notes 26 and 27 for which the date is July 15, 2004, (which expresses an unqualified opinion and includes explanatory paragraphs describing (a) that accounting principles generally accepted in Chile vary in certain significant respects from accounting principles generally accepted in the United States of America and that information relating to the nature and effect of such differences is presented in Notes 26 and 27 to the consolidated financial statements, (b) that our audits also included the translation of Chilean Peso amounts into U.S. dollar amounts in accordance with Note 1s. of such consolidated financial statements and (c) that certain reclassifications have been made to the consolidated financial statements previously filed with the Chilean Superintendencia de Bancos e Instituciones Financieras solely for the convenience of readers outside Chile) appearing in this Registration Statement.

We also consent to the reference to us under the headings “Item 1C. Auditors”, “Item 3A. Selected Financial Data” and “Item 10G. Statement by Experts” in this Registration Statement.

/S/    DELOITTE

Santiago, Chile

September 21, 2004